Exhibit 10-5

PURCHASE AND SALE AGREEMENT

between

VISUAL ENTERTAINMENT SYSTEMS, LLC

and

VGTel, Inc.

DATED: March 28, 2012

	TABLE OF CONTENTS

Paragraph	Heading	Page

1	RECITATIONS	1
2	EQUIPMENT DESCRIPTION	1
3	TERMS	1
4	CONDITIONS	1
5	DELIVERY SCHEDULE	1
6	INSTALLATION AND ACCEPTANCE	2
7	EXCUSE FOR NON-PERFORMANCE	2
8	REPRESENTATION AND WARRANTIES OF THE PARTIES	2
9	MANUFACTURER’S WARRANTY AND LIMITATION THEREOF	4
10	INSPECTION OF UNITS BY SELLER	4
11	SOFTWARE SERVICE FEE	4
12	ACCOUNTING	4
13	PRODUCT CHANGES	4
14	MISCELLANEOUS	5
	SIGNATURES	6

	TABLE OF SCHEDULES AND EXHIBITS

Exhibit A	COPY OF FULLY EXECUTED DISTRIBUTION AGREEMENT WITH WESTERN CAPITAL VENTURES, INC.	7
Exhibit B	EQUIPMENT WARRANTY	8
Schedule A	EQUIPMENT DESCRIPTION	9
Schedule B	CONSENT TO ASSIGNMENT OF DISTRIBUTION AGREEMENT	10
Schedule C	MAINTENANCE PROGRAM	11

          THIS AGREEMENT made on this 28th day of March 2012, between Visual Entertainment Systems, LLC (hereinafter alternately referred to as “VES” or “Seller”), an Ohio limited liability company with a principal place of business at 5125 West 140th Street, Brook Park, OH 44142, acting herein by Giovanni A. Carriero, its Managing Member, duly authorized, and VGTel, Inc., a New York corporation, doing business as 360 Entertainment and Productions, Inc. (hereinafter alternately referred to as “360” or “Buyer”), with a principal place of business at 400 Rella Boulevard, Suite 174, Montebello, NY 10901, acting herein by Peter W. Shafran, its Chief Executive Officer, duly authorized. VES and 360 are collectively referred to herein as the “Parties”, in singular or plural usage, as required by context.

WITNESSETH:

          WHEREAS, Seller manufactures, distributes and sells arcade style sweepstake gaming systems, software and hardware (referred to herein collectively as the “Units”);

          WHEREAS, Seller has previously entered into a certain distribution agreement dated July 1, 2011 (hereinafter referred to as the “Distribution Agreement”) with Western Capital Ventures, Inc. (hereinafter referred to as “WCV”), a Nevada corporation with a principal place of business located at 124 S. First Street, Campbell, CA 95008, for the purchase and distribution of Units from Seller. A copy of the Distribution Agreement is attached hereto as Exhibit A;

          WHEREAS, subject to the terms and conditions of this Agreement, WCV desires to sell and assign and Buyer desires to purchase all of WCV’s right, title and interest in the Distribution Agreement; and

          WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to consent to such assignment of the Distribution Agreement; and

          WHEREAS, Seller desires to sell and Buyer desires to purchase Units, pursuant to the Distribution Agreement, as modified by the terms and provisions of this Agreement.

AGREEMENT

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

1. The above recitations are true and correct and are incorporated herein by this reference.

2. EQUIPMENT DESCRIPTION. The arcade style sweepstakes gaming systems, software, and hardware manufactured by Seller, more particularly described in Exhibit B.

3. TERMS.

          3.1. PURCHASE PRICE. Seller shall sell the Units to Buyer at a per unit price of no more than $2,500.00.

          3.2. QUANTITY. Buyer agrees to purchase 100 units.

          3.3. PAYMENT. Buyer agrees to pay for the Units as follows:

                    A.          50% within five (5) days after Buyer’s receipt of a fully executed original copy of this Agreement (initial deposit);

                    B.          25% per unit upon completion and shipment of each Unit; and

                    C.          25% within five days of Buyer’s verified operation of each Unit installed.

4. CONDITIONS.

          Buyer’s obligations under this Agreement are subject to fulfillment, prior to the tender of any payments required in Section 3.3 above, of the following conditions:

                    A.          Seller’s delivery of a fully executed Consent to Assignment as set forth in Exhibit B annexed hereto.

5. DELIVERY SCHEDULE.

          5.1.   Seller will begin to manufacture the Units within three (3) business days after receipt of the initial deposit. Seller estimate that it can manufacture approximately 50 units per week, however, in no event can Seller complete the manufacture of any units within thirty (30) days of receipt of the initial deposit. Seller agrees to use its best efforts to complete the manufacture of the ordered units within sixty (60) days of receipt of the initial deposit. Seller agrees to use its best efforts to complete manufacture within that period. Seller will manufacture the Units in minimum lots of 10. The Parties acknowledge and agree, however, that due to the size of the order and the availability of materials and supplies, the time for manufacture is only an estimate and Seller does not guarantee completion in that time.

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          5.2.          Within thirty (30) days after Seller commences manufacturing, Seller will provide to Buyer an updated estimate of the number of Units to be delivered on or before April 15, 2012. Seller will use its best efforts to deliver and to install all of the Units by such date. Further, Seller will use its best efforts to make the first lot of Units available for inspection at Seller’s facilities by April 1, 2012.

          5.3.          Thereafter, Seller anticipates that lots will be completed and available for inspection every five (5) days. If Buyer’s inspection discloses defects or adjustments, Seller shall have a reasonable time to correct such defects and make such adjustments as are necessary. Buyer shall thereafter have an opportunity to make a final pre-installation inspection. Within thirty (30) days of receiving an inspection approval from Buyer, Seller shall appropriately transport and install the completed Units at the locations as mutually agreed to by the Parties. Transportation and installation of units within a fifty-mile radius of Brook Park, Ohio shall be at Seller’s expense.

          5.4.          Transportation and installation of units beyond such radius shall be at Buyer’s and Seller's expense equally.

          5.5.          Seller shall, at its expense, package Units for shipment and delivery so as to insure their safe and undamaged arrival at Buyer’s locations.

          5.6.          Risk of loss shall remain with Seller only after installation and confirmation of proper operation.

          5.7.          Title to Units and all risk of loss shall pass to Buyer only after installation and confirmation of proper operation.

6. INSTALLATION AND ACCEPTANCE.

          6.1.          Within five (5) days after delivery of the Units at the Buyer’s locations, Seller shall assemble, install and activate the Units delivered.

          6.2.          After Units are activated by Seller, Buyer shall have the right to inspect the Unit at any time prior to acceptance by a location owner to determine whether such Units are in compliance with the Specifications and free from defects in material or workmanship.

          6.3.          Buyer, in writing, may reject any Unit that is not in compliance with the Unit Specifications or that is not free from defects in material or workmanship.

          6.4.          Effect of Rejection. Any nonconforming Unit that has been rejected by Buyer can, at Buyer’s option after consultation with Seller:

                          A. will be picked up by Seller for repair, replacement or a refund of the original purchase price, at Seller’s expense, or

                          B. be repaired by Seller at Buyer's designated facility, or

                          C. be repaired by Buyer at Seller's expense.

          6.5.          Payment by Buyer shall not constitute acceptance of the Units or impair Buyer's remedies for non-conformance.

7. EXCUSE FOR NON-PERFORMANCE. Seller’s obligations hereunder are accepted subject to the risk of strikes, labor disturbances, floods, fires, accidents, delays, shortage of materials or equipment, contingencies of transportation and other causes of like or different character beyond the control of Seller. Impossibility of performance by reason of any legislative, executive or judicial act of any governmental authority shall excuse performance or delay in performance of this Agreement. Neither party shall be liable for its failure to perform hereunder due to any contingency beyond its reasonable control, including, but not limited to, acts of God, fires, floods, wars, civil disturbances, sabotage, governmental laws, ordinances, rules and/or regulations, whether valid or invalid. During the period of such contingency, the Seller shall have the right to omit all or any portion of the quantity deliverable during such period, whereupon the total quantity deliverable under this Agreement shall be reduced by the quantity omitted.

8. REPRESENTATION AND WARRANTIES OF THE PARTIES

          8.1. Buyer hereby warrants and represents to Seller that:

                    A.          It is a corporation duly established and existing under the laws of the State of New York, in good standing and duly qualified, licensed and authorized to do business as a corporation. Buyer has full power to carry on its business as now being conducted. All acts and other proceedings required to be taken by or on the part of Buyer, including, if necessary, all appropriate member interest action, to authorize it to carry out this Agreement and such other agreements and instruments and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes, and such other agreements and instruments when duly executed and delivered by Buyer will constitute, legal, valid and binding obligations of Buyer and will be enforceable in accordance with their respective terms;

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                    B.          It has full legal capability to execute and perform any and all obligations arising of this Agreement and no legal constrains against it exist;

                    C.          It has the financial capability to perform any and all obligations arising out of this Agreement; and

                    D.          It has not started winding up, settlement proceedings with creditors and no receiver or liquidator has been appointed.

                    E.          There is no material claim, litigation, lien, action, suit or proceeding, investigation, arbitration proceedings, administrative or judicial, pending or threatened against or affecting Buyer, the Buyer’s Business or involving any of the Assets of Buyer, at law or in equity or before any governmental authority, nor to Buyer’s knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated. Buyer is not subject to or in default under any judgment, order, writ, injunction or decree of any court or any governmental authority, and no material replevins, attachments, or executions have been issued or are now in force against Buyer. No petition in bankruptcy or receivership has ever been filed by or against Buyer.

                    F.          No consent, authorization, license, permit, order, certificate or approval which has not heretofore been obtained is required by any person, corporation, partnership, estate, trust, governmental agency or other person or entity not a party to this Agreement to the transactions contemplated by this Agreement.

          8.2. Seller hereby warrants and represents to Buyer that:

                    A.          It is a duly organized and validly existing limited liability company and in good standing under the laws of the State of Ohio and is duly qualified, licensed and authorized to do business as a limited liability company. Seller has full power to carry on its business as now being conducted. All acts and other proceedings required to be taken by or on the part of Seller, including, if necessary, all appropriate member interest action, to authorize it to carry out this Agreement and such other agreements and instruments and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller and will be enforceable in accordance with their respective terms.

                    B.          It has full legal and factual capability to execute and perform any and all obligations arising of this Agreement and no legal constrains against it exist;

                    C.          It has the financial, technical and factual capability to perform any and all obligations arising out of this Agreement;

                    D.          It has not started winding up, settlement proceedings with creditors and no receiver or liquidator has been appointed.

                    E.          There is no material claim, litigation, lien, action, suit or proceeding, investigation, arbitration proceedings, administrative or judicial, pending or threatened against or affecting Seller, the Seller’s Business or involving any of the Assets of Seller, at law or in equity or before any governmental authority, nor to Seller’s knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated. Seller is not subject to or in default under any judgment, order, writ, injunction or decree of any court or any governmental authority, and no material replevins, attachments, or executions have been issued or are now in force against Seller. No petition in bankruptcy or receivership has ever been filed by or against Seller. The Seller has insurance coverage adequate in character and amount to pay all liabilities relating to any litigation, claims or proceedings.

                    F.          No consent, authorization, license, permit, order, certificate or approval which has not heretofore been obtained is required by any person, corporation, partnership, estate, trust, governmental agency or other person or entity not a party to this Agreement to the transactions contemplated by this Agreement.

                    G.          Seller represents that it has the full and exclusive right to sell the Units without any broker or agent.

          8.3.    MUTUAL REPRESENTATIONS.           Each party hereto acknowledges to the other that no financial advisor, broker or agent negotiated this Agreement. Each of the parties agrees to indemnify the other for any claims by any financial advisor, broker or agent in connection with this Agreement and the transactions contemplated hereby resulting from any act by such party, provided that it is adjudged by a court of competent jurisdiction that a commission is due by reason of such financial advisor, broker or agent being the procuring cause of this purcahse and sale, said indemnity to include all costs of defending any such claim, including reasonable attorney’s fees. In the event of any such claim, the party receiving notice of such claim shall promptly notify the other party, and the other party shall have the right, but not the obligation, to assume the defense of such claim.

          8.4.     All of the above representations and warranties shall survive the installation of the Units and shall not be merged therein.

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9. MANUFACTURER’S WARRANTY AND LIMITATION THEREOF.

          9.1. Seller warrants that title to all Units delivered to Buyer under this Agreement will be free and clear of all liens, encumbrances, security interests or other claims. Seller also warrants that the Units will be free of defects in design, material and workmanship and, if operated in accordance with the applicable Specifications, will conform to the Unit Specifications for one (1) year following installation of the Units at Buyer’s location. Buyer's inspection or acceptance of, or payment for, any Units shall not constitute a waiver of any breach of warranty.

          9.2. Seller hereby represents and warrants that it has not received and knows of no claim made or proceeding brought by a third party on the basis that any Unit or Documentation infringes or utilizes a patent, copyright, mask work, trade secret or trademark of a third party and that no patent, copyright, mask work, trade secret or trademark of a third party has been used without permission to manufacture or complete such Unit or Documentation or has been incorporated therein without permission. If Buyer receive any such notice, Buyer shall, within ten (10) days, notify Seller of such claim. If Buyer fails to forward such notice to Seller, it shall be deemed to have released Seller from this warranty and as to such claim. There are WARRANTIES OF MERCHANTABILITY but NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF. Seller further agrees that it will replace without charge any part that proves defective in material or workmanship of any unit within one (1) year from the date of the initial installation at the locations of Buyer.

          9.3. The warranty provided to Buyer by Seller with respect to the Units is set forth in Exhibit B attached hereto and incorporated herein. The warranty period shall commence upon Acceptance of the Unit.

10. INSPECTION OF UNITS BY SELLER. The Parties agree to permit Seller, its agents, representatives and/or employees or any independent experts or their agents, representatives and/or employees to inspect said units and observe their performance at reasonable times and after reasonable notice. Further, the Parties agree to permit Seller, its agents, representatives and/or employees and its independent manufacturer’s agents to show such units while in operation to prospective purchasers of comparable units, notwithstanding that such prospective purchasers are competitors or potential competitors.

11. SOFTWARE SERVICE FEE.

          11.1. Buyer is also purchasing a software service program (attached hereto as Schedule C) for the Units, which includes a monthly software service fee associated with the operation of each Unit. The software service fee shall insure the full and faithful performance of the sweepstake gaming systems and will provide automatic updates of the software as needed for ongoing operations. The software updates do not include a re-write of the software or a change of the theme of the sweepstakes.

          11.2. Buyer agrees to pay a monthly maintenance/service fee to Seller for each Unit in an amount equal to either 20% of “gross-net” (as hereinafter defined) or $300.00, whichever amount is less. Seller shall provide regular software service of the units. The Parties agree that Seller shall deduct the monthly software service fee from gross revenues generated by each Unit.

12. ACCOUNTING.

          12.1.     Seller shall provide to Buyer an accounting for each Unit on the first day of each month.

          12.2.     To determine “Gross-Net” revenue, Seller shall deduct from the gross receipts generated by a Unit, the cost of any sweepstakes material provided to the end-user. The balance remaining is referred to as the “Gross-Net” revenue of each Unit.

          12.3.     "End User" shall mean a person that purchases internet time through the Unit.

          12.4.     Seller shall collect the Gross-Net revenue generated from each Unit and shall distribute it as follows:

                       A. Maintenance/Software Service Fees to Seller;

                       B. Proceeds to vendors and site operators pursuant to site agreements; and

                       C. Balance to Buyer by ACH transfer to Buyer’s bank account.

13. PRODUCT CHANGES.

          13.1.     SELLER INITIATED CHANGES. Seller shall provide Buyer with the earliest possible notice and a written evaluation of the anticipated effect of any Seller initiated Engineering Change or Software Change. Seller shall not make an Engineering Change or Software Change to the Units without Buyer's prior written consent. A Seller initiated change may require that the Unit Specifications be updated.

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          13.2.     MANDATORY CHANGES. In the event an Engineering Change or Software Change is required in order for the Units to satisfy governmental standards or regulations, including safety and environmental laws and regulations, avoid intellectual property infringement or comply with the Specifications, Seller shall issue a mandatory Engineering Change or Software Change upon reasonable written notification to Buyer. Seller shall also install the required parts, materials, documentation, detailed instructions and any special tools, equipment, or media to Buyer at no charge and shall reimburse Buyer for the expenses it incurs in implementing the mandatory Engineering Change or Software Change. A mandatory change may require that the Unit Specifications be updated to refer to the new governmental standards. In the event that a mandatory change under this Section 13 is made retroactive, the parties shall negotiate the extent to which each of them bears the cost of field replacement or retrofit to meet the new or modified standard. All parties recognize and agree that in the event of a mandatory Engineering Change or Software Change, a unit may be out of service for a period of time and that neither party shall have any liability to the other party for lost revenues or profits as a result during that time.

14. MISCELLANEOUS.

          14.1. Assignment. Neither this Agreement, nor the rights and obligations of the either of the parties under this agreement, may be transferred or assigned to third parties without the prior written consent of the other Party.

          14.2. Dispute Resolution. It is mutually agreed to between the Parties that all disputes arising between the Parties that cannot be resolved by mutual agreement, shall be settled by arbitration. The Parties agree the arbitration shall occur in Cleveland, Ohio in accordance with the rules then obtaining of the American Arbitration Association and judgment may be had upon any award therein in any court of competent jurisdiction. The Parties agree that prior to the commencement of any arbitration, the party desiring to do so must provide the other Party with notice of the intent to arbitrate and the issues that are to be arbitrated. Both Parties shall be entitled to pre-arbitration discovery, including the right to conduct depositions of witnesses and retrieve documentary evidence from the other Party.

          14.3. Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes all prior and collateral communications, reports, agreements and understandings between the Parties. No change, modification, alteration or addition to any provision hereof shall be binding unless made in writing and signed by authorized representatives of the Parties. The duties of the Parties shall be determined exclusively by this Agreement.

          14.4. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable or set aside in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and said provision shall be affected only to the extent of such invalidity, illegality, unenforceability or setting aside.

          14.5. Authority of Representatives. The Parties each represent and warrant to the other that each Party has the full right, power and authority to enter into this Agreement and that this Agreement constitutes the valid, legal and binding agreement of the Parties in accordance with its terms.

          14.6. Binding Effect. This Agreement shall be binding upon each of the Parties, their respective successors and assigns, and all of the rights hereunder shall inure to the benefit of their respective successors and assigns.

          14.6. Choice and Status of Law. This Agreement shall be construed in accordance with, governed by and interpreted under the laws of the State of Ohio, including its conflict of laws principles except to the extent that the laws of another jurisdiction may apply to the exercise of Buyer’s remedies hereunder.

          14.7. Notices. Any written notice required or permitted by this Agreement shall be delivered by depositing it (registered or certified mail, return receipt requested) in the U.S. mail, postage prepaid, or by telegram, charges prepaid, addressed to the appropriate party at the address set forth on page 3 hereof, or by recognized overnight courier which provides evidence of delivery addressed to the appropriate party at the address set forth on page 3 hereof.

          14.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          14.9. Confidentiality. The parties hereto agree to keep the terms and conditions of this Agreement confidential except for the following disclosures, which are permitted in the following limited circumstances:

                    A. The parties hereto may make such disclosures as are reasonably necessary for tax purposes;

                    B. The parties hereto may disclose the terms of and amount paid under this Agreement as is reasonably necessary to obtain legal and tax advice/services;

                    C. The parties hereto are permitted to disclose the terms of this Agreement to the extent required in any legal proceeding involving the enforcement of this Agreement, but as to any other legal proceeding, the parties hereto are permitted to disclose the terms of this Agreement only to the extent it is specifically requested and consented to in writing by an officer or other authorized representative of VES or VGTL or compelled pursuant to statute, rule of law, subpoena or other court directive or order;

                    D. The parties hereto may make such disclosures as are reasonably necessary to their shareholders, board of directors or members as the case may be; and

                    E. The parties hereto may make disclosures of the terms and conditions of this Agreement to any person or entity if authorized by all the parties to this Agreement in writing expressly evidencing complete mutual consent to such disclosures.

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SELLER AND BUYER ACKNOWLEDGE THAT THE TRANSACTIONS AND MATTERS SET FORTH IN THIS AGREEMENT ARE COMPLEX IN NATURE AND THAT ANY LITIGATION ARISING THEREFROM WOULD BE MOST APPROPRIATELY, ECONOMICALLY AND SPEEDILY RESOLVED BY A NON-JURY TRIAL. SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR IN ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER WRITTEN OR ORAL) OR ACTIONS OR OMISSIONS OF ANY PARTY TO THIS AGREEMENT. BUYER AND SELLER EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

Executed this 28th day of March 2012

	VGTel Inc.		VISUAL ENTERTAINMENT SYSTEMS, LLC

By:	/s/	By:	/s/
	Peter Shafran, CEO		Giovanni A. Carriero, Managing Member

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EXHIBIT A

COPY OF FULLY EXECUTED DISTRIBUTION AGREEMENT

WITH WESTERN CAPITAL VENTURES, INC.

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DISTRIBUTION AGREEMENT

______July___, _1st_, 2011

Visual Entertainment Systems, LLC.

Western Capital Ventures, Inc.

THIS AGREEMENT has been made on this __1st__ day of ___July_______, 2011__ in ______________________.

BETWEEN:

Visual Entertainment Systems, LLC, "VES, LLC.", with its principle place of business located at _5125 Brookpark Road_____________, represented by Giovanni A. Carriero, acting as the Managing Member of VES, LLC.

AND

Western Capital Ventures, "WCV", with its principle place of business located at 124 S. 1st St____,, represented by Anthony Gillaizeau acting as the President of WCV.

JOINTLY ALSO REFERRED TO AS THE aPARTIES" OR INDIVIDUALLY AS THE PARTY

TABLE OF CONTENTS

1. Interpretation and Definitions
2. Subject of the agreement
3. Representation and warranties of the parties
4. Territory
5. Term of this agreement
6. Sales performance requirements
7. Configuration of product
8. Payment Terms
9. Maintenance Fee
10. Software Service Fee
11. Accounting
12. Purchase Order Procedure
13. Delivery Priority Options
14. Delivery Requirements
15. Sale of parts
16. Warranty
17. Confidentiality clause
18. Termination of the agreement
19. Miscellaneous provisions

CHART OF SIGNATURES

TABLE OF SCHEDULES

Schedule A The certificate of status and Articles of Organization of VES,LLC

Schedule B The certificate of status and Articles of Organization of WCV

Schedule C Product Description and Pricing

WHEREAS:

VES, LLC manufactures, distributes and manages arcade style sweepstake gaming systems, software and hardware;

VES, LLC intends to execute the sale and distribution agreement for the distribution of products manufactured or distributed by VES, LLC with WCV;

WCV shall facilitate the purchase, sale and distribution, of hardware and software products manufactured and/or exclusively distributed by VES, LLC on the basis of this agreement as well as is willing to assist VES, LLC in the development and improvement of certain products for exclusive distribution in the continental United States of America and provide VES, LLC with the marketing support concerning VES, LLC products;

The Parties hereto intend to enter into this Agreement for the purpose of distribution and sale of products manufactured and distributed by VES, LLC within the Territory;

NOW, THEREFORE, THE PARTIES agree as follows:

1. <u>INTERPRETATION AND DEFINITIONS</u> Unless the Agreement provides other definition, terms used in this agreement in capital letters shall have following meaning:

a. Agreement: This Distribution Agreement;

b. Delivery Configuration: The configuration of the products of VES, LLC ready for acceptance by WCV in Cleveland, Ohio, completed as defined in the pertinent Purchase Order, the Buyer=s Specifications and Schedule C attached hereto;
c. OEM: Original Equipment Manufacturer parts which were purchased directly from their manufacturer;
d. Territory: The territory of non-exclusive distribution rights is the continental United States of America; and
e. Gross Net Revenues: For purposes of this Agreement the term Gross Net Revenues shall mean the net revenue generated by any unit at a particular location after deducting from the gross receipts the cost of any sweepstake material provided to the end-user.

2. SUBJECT OF THE AGREEMENT

A. Distribution of products manufactured and/or distributed by VES, LLC in the continental United States of America. VES, LLC grants WCV and WCV accepts the non-exclusive distributorship of VES, LLC products as described hereto on attached Schedule C, including, but not limited to, machinery, systems, software, supplies, parts, accessories and OEM replacement parts on the terms and conditions stipulated below. WCV is obliged to purchase the products of VES, LLC set forth in Schedule C, including, but not limited to, machinery, systems, software, supplies, parts, accessories and OEM replacement parts on the basis described herein ("the VES Products") from VES, LLC.
B. VES, LLC grants WCV a non-exclusive right of distribution of the products described in Schedule C within the Territory for the period of seven (7) years. Notwithstanding the non-exclusive nature of the distributorship of WCV, VES, LLC grants WCV an exclusive right of distributorship with regard to the sale of the VES Products with regard to the specific and identified customer(s) (whether said relationships occur directly or indirectly) ("WCV Exclusive Customer") who shall be identified in writing to VES, LLC by WCV in an Addendum to this Agreement in advance of the placement of any order and is subject to the agreement and acknowledgement of VES, LLC of the exclusivity relating to that specific potential customer. This exclusive right to distribute the VES Products to WCV Exclusive Customer shall extend for a period of seven (7) years with automatic extensions of the exclusivity for the identified customers of WCV for five (5) consecutive five (5) year periods under the condition that WCV performs its obligations arising under this Agreement including and in particular meeting the sales targets set forth in Paragraph 6 below, without prejudice to the other provisions of this Agreement. Furthermore, VES, LLC specifically agrees that it shall not sell the VES Products to WCV Exclusive Customer either directly or indirectly without the participation and written approval of WCV during the term of this Agreement.
C. The products: The primary product which is/are to be purchased and distributed by WCV are described on Schedule C. The product shall be delivered to WCV in the configuration as set forth herein. Delivery shall occur in Cleveland, Ohio, unless the parties agree in writing to the contrary.

3. REPRESENTATION AND WARRANTIES OF THE PARTIES

A. Representations and warranties of WCV: WCV hereby warrants and represents to VES, LLC that:
   (1) It is a company duly established and existing under the laws of Nevada, a copy of the Articles of Organization of WCV are attached hereto;
   (2) It has full legal and factual capability to execute and perform any and all obligations arising of this Agreement and no legal constrains against it exist;
   (3) It has the financial, technical and factual capability to perform any and all obligations arising out of this Agreement; and

(4) It has not started winding up, settlement proceedings with creditors or no receiver or liquidator has been appointed.

B. Representations and warranties of VES, LLC: VES, LLC hereby warrants and represents to WCV that:
(1) It is a company duly established and existing under the laws of Ohio, a copy of the Articles of Organization of WCV are attached hereto;
(2) It has full legal and factual capability to execute and perform any and all obligations arising of this Agreement and no legal constrains against it exist;
(3) It has the financial, technical and factual capability to perform any and all obligations arising out of this Agreement;
(4) It has not started winding up, settlement proceedings with creditors or no receiver or liquidator has been appointed;
(5) It has the design, distribution and production rights for the products that are the subject of this Agreement.

4. **THE TERRITORY** Within the Territory, WCV shall have the non-exclusive right to distribute, market, use and sell the products of VES, LLC that are the subject of this Agreement. It is mutually agreed that VES, LLC shall refer all sales, marketing, manufacturing and distribution inquiries received regarding the VES Products that are the subject of this Agreement from a WCV Exclusive Customer as set forth herein above to WCV.

5. **THE TERM OF THIS AGREEMENT** This Agreement is executed for the definite period and shall be binding from July 1, 2011 until December 31, 2018 with possible extensions as set forth herein in the event that WCV is in compliance with its annual performance requirements and remains in compliance with its performance requirements for the remainder of the term of this Agreement. The Parties specifically agree that this Agreement shall be effective nunc pro tunc to July 1, 2011. The Agreement may be terminated by VES, LLC prior to its expiration subject to provisions of this Agreement.

6. **SALES PERFORMANCE REQUIREMENTS** WCV agrees that it shall facilitate the cumulative purchase, and sale, of not less than two thousand (2,000) units of sweepstakes gaming machines at a purchase price of two thousand, five hundred dollars USD ($2,500.00) per unit during the term of this Agreement excluding the extension(s) hereof. It is agreed by the Parties that for the first five years of this Agreement the purchase price shall be as set forth in Schedule C hereto for the per unit price. After the first five years the purchase price shall be re-negotiated to a mutually agreeable price, the failure to mutually agree on the new price shall result in the termination of any future sales between VES, LLC and WCV, however any existing revenue sharing agreements regarding prior sold units shall survive through the duration of the lease term and any applicable extensions. Furthermore, VES, LLC agrees that if the parties are unable to mutually agree upon the new price of additional units, then VES, LLC shall not solicit, directly or indirectly, the named, identified customers of WCV (The WCV Exclusive Customers) for a period of three years after termination.

Without any prejudice to the provisions of this Agreement, WCV is obliged to irrevocably purchase from VES, LLC the following amounts of sweepstakes gaming machines to maintain its distributorship and any exclusive customers:

(1) In the years 2012 through 2016- the minimum irrevocable purchase order that shall be placed by WCV to maintain its exclusive distributorship shall be in the amount of no less than five million dollars ($5,000,000.00);

(2) In the year 2017 - the minimum irrevocable purchase order that shall be placed by WCV to maintain its exclusive distributorship shall b be in the amount of no less than one million dollars ($1,000,000.00);

(3) In the year 2018 - the minimum irrevocable purchase order that shall be placed by WCV to maintain its exclusive distributorship shall be in the amount of no less than one million dollars ($1,000,000.00).

WCV will report to VES, LLC on a bi-monthly basis, the amount of VES, LLC's product sold by WCV within the prior two (2) months.

7. **THE CONFIGURATION OF PRODUCT** Configuration of product VES, LLC shall manufacture at its manufacturing facilities in Cleveland, Ohio.

8. **PAYMENT TERMS** WCV shall facilitate the payment to VES, LLC of a 25% (twenty-five percent) deposit upon placing the order for said product, a 25% (twenty-five percent) additional deposit upon completion of manufacturing of the product and the balance upon delivery of the product at the location or locations as directed by WCV, but in no event more than forty-five (45) days from the date of completion of manufacturing. The delivery location shall be agreed upon between WCV and VES in the State of Ohio, at locations provided by VES at no additional cost to WCV. Any additional cost incurred to deliver the product to any other State shall be borne by WCV. The deposits shall be paid at the bank account of VES, LLC held by [ ] number [ ]. All other payments of WCV arising out of this Agreement shall be made to the said bank account of VES, LLC. Any amounts paid by WCV to VES, LLC stipulated in this Agreement or on any and all Schedules hereto are net amounts. Payments made by WCV to VES, LLC shall be free of any taxes, withholdings, set-offs, banking fees and other charges regardless of their nature.

Any orders placed by WCV on behalf of third party purchasers in increments exceeding twenty-five (25) units must be approved in advance by VES, LLC including a demonstration of creditworthiness of the third party purchaser and the order shall be accompanied by an irrevocable letter of credit guaranteeing the order made payable to VES, LLC from a financial institution acceptable to VES, LLC in an amount equal to 75% (seventy-five percent) of the purchase price of the total order.

9. **MAINTENANCE FEE** WCV acknowledges that it may purchase an assignable maintenance agreement for each unit. The maintenance agreement shall only be assignable upon the mutual written agreement of both parties. In the event WCV desires a maintenance program for any unit outside of Ohio, said fee shall be negotiated on a case by case basis.

10. **SOFTWARE SERVICE FEE** WCV acknowledges that there is a monthly software service fee associated with the operation of each machine. The software service agreement may be assigned by WCV to third parties subject to the mutual written agreement of both parties. The software service fee shall insure the full and faithful performance of the sweepstake gaming systems and will provide automatic updates of the software as needed for ongoing operations. The software updates do not, however, include a re-write of the software or a change of the theme of the sweepstakes. The monthly software service fee shall be the lesser of $300.00 or 20% of gross net revenues per unit per month and shall be deducted by VES from any and all distributions due to WCV. VES shall include an accounting on each statement for the referenced fee. In all locations where revenues generated are not sufficient to cover the service fee, then that location shall carry a running balance for the fees due. If the location fails to generate sufficient revenues to cover the service fee for 3 months out of any 5 consecutive month period, then VES shall provide a replacement location at no additional cost to WCV, however the Parties acknowledge that VES is not providing a guarantee of any revenue for any particular location or unit.

11. **ACCOUNTING** VES, LLC shall provide a monthly accounting of the proceeds generated by the sweepstake gaming systems for each unit for the prior month as part of the software service fee which shall reference the deduction for the service fee.

12. **PURCHASE ORDER PROCEDURE** WCV shall place all the irrevocable purchase orders for product manufactured by VES, LLC and sold within the Territory directly with VES, LLC. WCV shall place all orders of product at least __________ days in advance of the proposed delivery date. Each order shall specifically set forth a delivery date. In the event VES, LLC believes that the delivery date is unreasonable then VES, LLC shall advise WCV within 72 hours of receipt of the written order from WCV. In the event of an objection to the proposed delivery date, then both Parties agree to discuss the delivery date and attempt to come to a mutual agreement, but in no event shall the delivery date be beyond ______________ from the date of the order placed by WCV.

VES, LLC shall notify WCV of any deviations in the delivery dates or configurations at the time of order. In the event of any deviations, the parties shall agree on additional charges or additional time considerations, if any, in advance of the order.

13. **DELIVERY PRIORITY**

DELIVERY PRIORITY OPTIONS After placement of a product purchase order by WCV, VES, LLC guarantees to deliver the first available production product to fill the placed orders of WCV. VES, LLC agrees that the orders of WCV shall take priority over other production.

_____

Each purchase order submitted by WCV from VES, LLC shall be delivered to any location mutually agreed upon by WCV and VES in accordance with the specifications as agreed to and shall be include any documentation necessary for delivery to the customers of WCV. Any deviations or exceptions to the delivery or specification requirements shall be mutually agreed upon by both Parties in writing in advance. Furthermore, VES, LLC agrees that it shall install 2,000 units at mutually acceptable locations subject to a mutually agreeable division of revenue between the venue (the location selected for a particular unit) and WCV.

14. DELIVERY REQUIREMENTS Each purchase order submitted by WCV from VES, LLC shall be delivered in Cleveland, Ohio in accordance with the specifications as agreed to and shall be include any documentation necessary for delivery to the customers of WCV. Any deviations or exceptions to the delivery or specification requirements shall be mutually agreed upon by both Parties in writing in advance.

15. SALE OF PARTS WCV agrees that it shall not sell or invoice parts except to WCV Exclusive Customer without prior written approval of VES, LLC. Furthermore, VES, LLC agrees that WCV shall be the primary contact regarding the sale, distribution, maintenance, and operation of units, equipment, maintenance agreements, software service agreements or parts for any and all of the WCV Exclusive Customer(s).

16. WARRANTY VES, LLC agrees that is shall provide a warranty for said products for the WCV or customers of the WCV. The terms and parameters of the warranty are to be negotiated at a later date.

17. CONFIDENTIALITY CLAUSE All the Parties hereto shall treat all information and/or documents, regardless of their form, obtained from the other Party as the confidential and shall not disclose such information and/or documents to any other third party without prior written consent of the other Party. The above mentioned limitations shall not apply to information which:

A. was in the possession of the Party prior to disclosure hereunder; or
was in the public domain at the time of disclosure or later became part of the public domain without breach of the confidentiality obligations herein contained; or

B. was independently developed by personnel of the Party having no access to such information in the way not constituting the breach hereof; or

C. the disclosure of such information is required by the binding provisions of law or arises of the lawful court verdict or administrative decision and the disclosing Party has not legal measures to counteract such disclosure.

18. TERMINATION OF AGREEMENT VES, LLC shall have the right to terminate this Agreement without notice in case WCV commits a material breach of the provisions hereof. The Parties hereby agree that the material breach shall include but shall not be limited to the following events:

A. The WCV fails to observe or perform its obligations to purchase the scheduled amounts of products as set forth in this Agreement and does not remedy this breach after receipt of the written notice from VES, LLC to do so, including, but not limited to, WCV failing to met its sales performance requirements set forth herein;
B. The failure by WCV to make any payments for purchase of the units under this Agreement if WCV does not remedy said breach within thirty (30) days following the receipt of written notice from VES, LLC to remedy said breach;
C. WCV uses the documents and/or information provided for by VES, LLC contrary to the benefit of VES, LLCor uses any intellectual property of VES, LLC without prior written consent of VES, LLC;
D. WCV files for bankruptcy, becomes insolvent or otherwise seeks protection from its creditors; and
E. WCV participates in disparaging or otherwise discrediting VES, LLC or any of the products of VES, LLC.

19. MISCELLANEOUS

A. Assignment:

B. Dispute Resolution:

It is mutually agreed to between the Parties that any and all disputes arising between the Parties that cannot be resolved by mutual agreement, shall be submitted to arbitration. The Parties agree the arbitration shall occur in Cleveland, Ohio and shall be before three neutral arbitrators. Each Party shall select an arbitrator and the two arbitrators shall mutually agree upon the third arbitrator. The Parties agree that prior to any arbitration, the parties must provide the other Party with notice of the intent to arbitrate and the issues that are to be arbitrated. Both Parties shall be entitled to pre-arbitration discovery, including the right to conduct depositions of witnesses and retrieve documentary evidence from the other Party.

C. Entire Agreement:

D. Severability:

In case any of the provisions of this Agreement are determined to be void or unenforceable, said provision shall be severed from the Agreement and the remaining balance of the Agreement shall remain in full force and effect.

E. Authority of Representatives:

Each person executing this Agreement represents and warrants that each has full authority to enter into this Agreement on behalf of his/her company, and that each has been delegated authority to bind his/her company in this Agreement.

F. Choice of Law:

G. Notices:

Any notices under this Agreement shall be delivered by courier or by registered mail with acknowledgement of receipt at the addresses indicated below:

For VES, LLC:

Attn: Giovanni A. Carriero

1631 Ridgemont Trail

Hinckley, Ohio 44233

For the WCV:

Attn: Anthony Gillaizeau

[*Need an address here*]

None of the provisions of this Agreement authorizes the WCV to act as an agent, proxy or representative of VES, LLC and act on behalf of and/or in the name of VES, LLC. This Agreement may not be deemed to be a joint-venture, company or partnership between the Parties.

Presented by: Mr. Giovanni A. Carriero
Representative of VES, LLC.

And

Mr. Anthony Gillaizeau
Representative of WCV

[*Need an address here*]

CHART OF SIGNATURES

Signed in ______________________, on that 1st day of July, 2011

For and in the name of VES, LLC

____

Giovanni A. Carriero
Managing Member VES, llC

For and in the name of the WCV

____

Anthony Gillaizeau WCV
[ ]

LCC Page 11 of 16 TVC

SCHEDULE A

Distribution Agreement

____July ______, _1st_, 2011

By and Between:

Visual Entertainment Systems, LLC, and Western Capital Ventures, Inc.

The certificate of status and the Articles of Organization of VES, LLC

Page 12 of 16

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LCC

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TVC

SCHEDULE B

Distribution Agreement

_____July______, _1st_, 2011

By and Between:

Visual Entertainment Systems, LLC, and Western Capital Ventures, Inc.

The certificate of status and the Articles of Organization of WCV

Page 14 of 16

LCC

TVC

SCHEDULE C

Distribution Agreement

______July______, _1st_, 2011

By and Between:

Visual Entertainment Systems, LLC, and Western Capital Ventures, Inc.

Description of the Products of VES:

1. WCV shall purchase from VES (# of machines) of (type of machine) for a total purchase price of $2,500.00 per machine by (date that WCV must tender Purchase Order) to maintain its Exclusive Distributorship with WCV Exclusive Customer for the year 2012.
2. WCV shall purchase from VES (# of machines) of (type of machine) for a total purchase price of $2,500.00 per machine by (date that WCV must tender Purchase Order) to maintain its Exclusive Distributorship with WCV Exclusive Customer for the year 2013.
3. WCV shall purchase from VES (# of machines) of (type of machine) for

Page 15 of 16

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TVC

a total purchase price of $_________ per machine by ___(date that WCV must tender Purchase Order)______________ to maintain its Exclusive Distributorship with WCV Exclusive Customer for the year 2014.

4. WCV shall purchase from VES _(# of machines)_____ of _(type of machine)________ for a total purchase price of $_________ per machine by ___(date that WCV must tender Purchase Order)______________ to maintain its Exclusive Distributorship with WCV Exclusive Customer for the year 2015.

5. WCV shall purchase from VES _(# of machines)_____ of _(type of machine)________ for a total purchase price of $_________ per machine by ___(date that WCV must tender Purchase Order)______________ to maintain its Exclusive Distributorship with WCV Exclusive Customer for the year 2016.

LCC

Page 16 of 16

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EXHIBIT B

Equipment Warranty

For a one (1) year period from date of Acceptance (the "Warranty Period"), Seller warrants that the Equipment provided to Buyer pursuant to this Agreement shall be free from defects in material, manufacturing workmanship, and title, and that the Equipment will operate in conformance with the Specifications set forth in Schedule A and will operate as described in all marketing and advertising materials provided to Buyer (the "Warranty"). The Warranty also shall apply to any replacement part or to any Enhancement. Further, Seller warrants that all service repairs shall be free from defects in materials and workmanship for the greater of (i) the balance of the Warranty Period or (ii) ninety (90) days after the date the repair is completed.

To enable Seller to properly administer the Warranty, Buyer shall (i) promptly notify Seller of any claim hereunder, and (ii) provide Seller with the opportunity to inspect and test parts claimed by Buyer to be defective.

Seller will arrange for Defective Equipment to Seller and Seller will replace the Unit with a “Loaner” piece of equipment within twenty-four (24) hours of such notification. Buyer will have full use of the Loaner equipment until Defective Equipment has been repaired or replaced and received by Buyer.

If during the Warranty Period on-site service is required, warranty service will be available from Seller, free of charge, on an appointment basis, Monday through Friday, 8:00 a.m. to 5:00 p.m.

8

SCHEDULE A

Visual Entertainment Systems, LLC NetStar Kiosks

Components

Overview

The NetStar Kiosk is where the customer can reveal their sweepstakes entries by playing entertaining games. The NetStar Kiosk also has a user interface where a customer can browse easily to various web sites. The customer’s identity and current data are protected via the NetStar Kiosk’s security. The NetStar Kiosk supports the following functionality:

•	Secure login for the customer by supplying a user id/password or by swiping a player card and entering a password (only where allowed).
•	Front end support browsing various web sites
•	Ability to Purchase more internet time, and in turn earn more sweepstakes points
•	A multitude of entertaining games for revealing sweepstakes entries

The NetStar Kiosk displays and tracks the following critical data:

•	Customer login information
•	Remaining internet time
•	Sweepstakes entries that are still available for revealing sweepstakes
•	Amount won from revealed sweepstakes entries

Cabinet specifications

•	Custom steel cabinet
•	Paint Electro-static powder coat with baked-on finish
•	Graphics decal

Hardware specifications

•	22" or 19" touch screen monitor (size varies based upon cabinet configuration)
•	Bill acceptor (where applicable)
•	Printer
•	Customized CPU
•	Power supply
•	All pertinent wiring/cables
•	Programmed for operation
•	Video Card/On board video
•	Hard Drive
•	OS: appropriate to run software
•	Internet connection
•	Card Swipe (only where applicable or required)
•	Power Single grounded plug (115V/15A circuit).
•	Overall power consumption <400W typ.
•	Display Viewable image size:
o	Resolution: up to 1440 x 900
•	Touch screen
o	Capacitive: Input: finger, stylus.
o	Touch transmission: 85% +/- 2%.
o	Resistive: Input: finger, gloved hand, and stylus.
o	Touch transmission: 91.5% +/- 1.5%.
o	1/4" thick tempered glass surface acoustic wave touch)
•	Speakers - 2 speakers, 16 ohm 1.5W
•	Custom IT Printer coded to software

Software specifications

•	Licensed game software
•	Proprietary software licensed by and compliant with NetSweeps

9

Reporting Service - POS

Various metrics are kept (data values) including:

•	Internet Time remaining
•	Sweepstakes points remaining
•	Sweepstakes winnings
•	Last Free Entries Date
•	Cash In amounts
•	Cash out amounts
•	Comp amounts

10

SCHEDULE B

CONSENT TO ASSIGNMENT OF DISTRIBUTION AGREEMENT

Visual Entertainment Systems, LLC, an Ohio limited liability company with a principal place of business at 5125 West 140th Street, Brook Park, OH 44142, acting herein by Giovanni A. Carriero, its Managing Member, duly authorized, hereby consents to the foregoing assignment and all of the terms and conditions contained therein.

Visual Entertainment Systems, LLC

By:	/s/
Giovanni A. Carriero, its Managing Member
Duly Authorized

STATE OF OHIO	)
	)	Ss.: Brook Park
COUNTY OF CUYAHOGA	)

On this 27th day of March 2012, before me, the undersigned officer, personally appeared, Giovanni A. Carriero, who acknowledged himself to be the Managing Member of Visual Entertainment Systems, LLC, and that he, as such Managing Member, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as Managing Member.

IN WITNESS WHEREOF, I hereunto set my hand.

/s/
Notary Public
My Commission Expires:
Seal:

11